Exhibit 8(aaa)(2)

Amendment No. 7 to Participation Agreement (BlackRock)

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AMENDMENT NO. 7 TO PARTICIPATION AGREEMENT

BETWEEN BLACROCK INVESTMENTS, LLC AND

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

THIS AMENDMENT, dated as of the 30th day of June, 2015, between Transamerica Advisors Life Insurance Company (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”) and BlackRock Investments, LLC as successor in interest to Blackrock Distributors, Inc. (the “Underwriter”).

WHEREAS, the predecessors of the Company and the Underwriter entered into a Participation Agreement dated October 11, 2002, as amended (the “Agreement) desire to further amend the Agreement as provided herein; and

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	ARTICLE X Notices is revised to change the addresses of the parties as follows:

If to the Company:     Transamerica Advisors Life Insurance Company

4333 Edgewood Rd NE

Cedar Rapids, IA 52499

Attention: General Counsel

If to the Underwriter: BlackRock Investments, LLC

Attn: Frank Porcelli

Managing Director

US Wealth Advisory

55 East 52nd Street

New York, NY 10055

with a copy to:

BlackRock Investments, LLC

Attn: Chief Compliance Officer

400 Howard Street

San Francisco, CA 94105

2.	Schedule A is hereby deleted in its entirety and replaced with the attached Schedule A.
3.	Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.
4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective as of June 30, 2015

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	10/14/15

BLACKROCK INVESTMENTS, LLC

By:	/s/ Jonathan Maro
Name:	Jonathan Maro
Title:	Director
Date:	October 14, 2015

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Schedule A

Revised as of June 30, 2015

SEPARATE ACCOUNTS:

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS:

Merrill Lynch Investor Choice Annuity®

Merrill Lynch IRA Annuity®

FUNDS:

BlackRock Basic Value Fund, Inc. – Investor A Shares

BlackRock Total Return Fund – Investor A Shares

BlackRock Capital Appreciation Fund, Inc. – Investor A Shares

BlackRock Global Opportunities Portfolio – Investor A Shares

BlackRock High Yield Bond Portfolio – Investor A Shares

BlackRock U.S. Government Bond Portfolio – Investor A Shares

BlackRock S&P 500 Index Fund – Investor A Shares

BlackRock Global Allocation Fund, Inc. – Investor A Shares

BlackRock Large Cap Core Fund – Investor A Shares

BlackRock Large Cap Growth Fund – Investor A Shares

BlackRock Large Cap Value Fund – Investor A Shares

BlackRock International Fund – Investor A Shares

BlackRock Value Opportunities Fund, Inc. – Investor A Shares

BlackRock Low Duration Bond Portfolio – Investor A Shares

BlackRock Global SmallCap Fund, Inc. – Investor A Shares

BlackRock International Index Fund – Investor A Shares

Blackrock Small Cap Index Fund – Investor A Shares

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